Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS
SAN DIEGO, CA – May 4, 2022 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights
•Total revenues increased 167% to $1,002.3 million, from $375.3 million in the first quarter of 2021.
•Total sales of COVID-19 products increased 211% to $836.1 million, from $269.1 million in the first quarter of 2021.
•Total sales of Influenza products were $89.1 million, as compared to $16.4 million in the first quarter of 2021.
•Reported GAAP EPS of $11.31 per diluted share in the first quarter of 2022, as compared to $4.09 per diluted share in the first quarter of 2021.
•Reported non-GAAP EPS of $11.66 per diluted share in the first quarter of 2022, as compared to $4.38 per diluted share in the first quarter of 2021.

First Quarter 2022 Results
Total revenues for the first quarter of 2022 were $1,002.3 million, versus $375.3 million for the first quarter of 2021. The 167% increase in sales from the first quarter of 2021 was driven by significantly increased sales of Rapid Immunoassay products that were minimally offset by decreased sales of Cardiometabolic Immunoassay and Molecular Diagnostic Solutions products. Currency exchange rate impact for the first quarter of 2022 was unfavorable by $1.0 million.

Rapid Immunoassay revenue increased by $655.1 million in the first quarter of 2022 to $892.8 million, driven primarily by significant sales of QuickVue® At-Home OTC COVID-19 tests, as well as increased sales of Sofia® Influenza + SARS and Sofia Influenza tests. Cardiometabolic Immunoassay revenue totaled $50.2 million in the first quarter of 2022, as compared to $66.6 million in the first quarter of 2021. The decline in Cardiometabolic Immunoassay revenue was due to the impact of the transition agreement with Beckman Coulter, Inc. for Beckman's B-type Natriuretic Peptide assay business. Under such agreement, $16.8 million in revenue was recorded in the first quarter of 2022 versus $33.5 million in the first quarter of 2021. Molecular Diagnostic Solutions revenue in the first quarter of 2022 was $46.0 million and Specialized Diagnostic Solutions revenue increased 23% from the first quarter of 2021 to $13.3 million.

“We had an extraordinary start to the year, achieving record revenue and profitability along with strong cash generation as we continued to execute against our growth roadmap. Our diverse suite of assays, increasing brand strength, and growing installed base of Sofia analyzers continue to propel our market expansion, broadening our post-pandemic opportunities,” said Douglas Bryant, President and Chief Executive Officer of Quidel. “Once again, the entire Quidel team performed brilliantly, and we fired on all cylinders.”

“With the planned acquisition of Ortho Clinical Diagnostics Holdings plc (“Ortho”), which is expected to expand our Quidel customer base and accelerate our market penetration even further, the future looks exceptionally bright for Quidel. We are thrilled by the expected synergies and catalysts from the combined business. We believe it is a truly compelling formula that can position the combined business for long-term growth and global impact in delivering advanced diagnostics to improve human health,” Mr. Bryant concluded.

Gross profit was $740.0 million, or 74% of revenue for the three months ended March 31, 2022, compared to $302.0 million, or 80% of revenue for the three months ended March 31, 2021. The $438.0 million increase in gross profit was due to higher sales volumes in the current period, partially offset by changes in product mix and lower selling prices for our SARS products. Gross margin for the three months ended March 31, 2022 declined as compared to the same period in the prior year, driven primarily by product mix and lower selling prices. R&D expense increased by $3.1 million in the first quarter of 2022 as compared to the same period last year, primarily due to increased costs related to the Savanna® development, partially offset by lower spending on QuickVue OTC assays and Sofia projects. Sales and marketing expense increased by $31.2 million in the first quarter of 2022 as compared to the same period last year, primarily driven by higher freight expense due to higher sales volume, higher product promotional spend associated with the QuickVue At-Home OTC COVID-19 Test and higher compensation costs driven by increased headcount. G&A expense increased by $5.0 million in the first quarter of 2022 as compared to the same period last year, primarily due to higher compensation costs driven by outstanding performance during the current period.

In the first quarter of 2022, Quidel recorded an income tax expense of $140.7 million, as compared to $43.7 million in the same quarter of the prior year. The higher tax expense for the three months ended March 31, 2022 compared to the same period in the prior year is primarily a result of a proportionate increase in pre-tax profits, as well as a decrease in tax deductions from stock-based compensation.

Net income for the first quarter of 2022 was $479.9 million, or $11.31 per diluted share, as compared to net income of $178.1 million, or $4.09 per diluted share, for the first quarter of 2021. On a non-GAAP basis, adjusted net income for the first quarter of 2022 was $494.9 million, or $11.66 per diluted share, as compared to adjusted net income of $190.5 million, or $4.38 per diluted share, for the same period in 2021.

Non-GAAP Financial Information
Quidel is providing non-GAAP financial information to exclude the effect of non-cash stock-based compensation, amortization of intangibles, non-cash interest expense, foreign exchange gains and losses, acquisition and integration costs, amortization of debt issuance costs, and certain non-recurring items on net income and earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Quidel is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, and constant currency revenue information for the periods presented because it believes these non-GAAP financial measures enhance the comparison of Quidel’s financial results from period-to-period and to that of its competitors. Constant currency revenue is calculated by (i) translating current period revenues using prior period exchange rates and (ii) excluding any hedging effect recognized in the current period. The related constant currency fluctuation rate (expressed as a percentage) is calculated by determining the change in current period constant currency revenue compared to prior period revenue.

The non-GAAP information in this press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the first quarter 2022 results, as well as other business matters, today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To join the live webcast, participants may click the following link directly: https://events.q4inc.com/attendee/767185054, or access the event via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for one year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on May 4, 2022 by dialing 929-458-6194 from the U.S., or by dialing +44-204-525-0658 for international callers, and entering pass code 462-084.

About Quidel Corporation
Quidel Corporation (Nasdaq: QDEL) is a leading manufacturer of diagnostic solutions at the point of care, delivering a continuum of rapid testing technologies that further improve the quality of health care throughout the globe. An innovator for over 40 years in the medical device industry, Quidel pioneered the first FDA-cleared point-of-care test for influenza in 1999 and was the first to market a rapid SARS-CoV-2 antigen test in the U.S. Under trusted brand names Sofia, Solana®, Lyra®, Triage® and QuickVue, Quidel’s comprehensive product portfolio includes tests for a wide range of infectious diseases, cardiac and autoimmune biomarkers, as well as a host of products to detect COVID-19. Quidel’s mission is to provide patients with immediate and frequent access to highly accurate, affordable testing for the good of our families, our communities and the world. For more information about Quidel, visit quidel.com.

View our story told by our people at www.quidel.com/ourstory.

Where You Can Find Additional Information
In connection with the proposed business combination transaction among Quidel, Ortho and Coronado Topco, Inc. (“Topco”), Topco has filed a registration statement on Form S-4 (File No. 333-262434) with the Securities and Exchange Commission (the “Commission”) that contains a definitive joint proxy statement/prospectus and other relevant documents concerning the proposed transaction. The registration statement, as amended, was declared effective by the Commission on April 11, 2022. Each of Quidel and Ortho commenced mailing copies of the definitive joint proxy statement/prospectus to stockholders of Quidel and Ortho, respectively, on or about April 11, 2022. Quidel and Ortho may also file other documents with the Commission regarding the proposed transaction. This communication is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that Quidel and Ortho have filed or may file with the Commission in connection with the proposed transaction. YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT QUIDEL, ORTHO AND THE PROPOSED TRANSACTION. The joint proxy statement/prospectus and the other documents filed with the Commission may be obtained free of charge at the Commission’s website, www.sec.gov. In addition, you may obtain free copies of the joint proxy statement/prospectus and the other documents filed by Quidel and Ortho with the Commission by requesting them in writing from Quidel Corporation, 9975 Summers Ridge Road, San Diego, California 92121, Attention: Investor Relations, or by telephone at 858-646-8023, or from Ortho Clinical Diagnostics Holdings plc, 1001 Route 202, Raritan, New Jersey 08869, Attention: Investor Relations, or by directing a written request to SVC Ortho-SVC@SARDVERB.com.

Quidel and Ortho and their respective directors and executive officers may be deemed under the rules of the Commission to be participants in the solicitation of proxies. Information about Quidel’s directors and executive officers and their ownership of Quidel’s common stock is set forth in the joint proxy statement/prospectus. Information about Ortho’s directors and executive officers and their ownership of Ortho’s ordinary shares is also set forth in the joint proxy statement/prospectus. The joint proxy statement/prospectus may be obtained free of charge from the sources indicated above. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, is included in the joint proxy statement/prospectus, which constitutes a part of the registration statement on Form S-4 filed by Topco with the Commission, as amended from time to time. Stockholders may obtain additional information about the interests of the directors and executive officers in the proposed transaction by reading the joint proxy statement/prospectus and other relevant materials filed with the Commission.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this press release by words such as “may,” “will,” “would,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue,” or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, the benefits of the business combination transaction involving Quidel, Ortho and Topco, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Quidel’s and Ortho’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the evolution of the COVID-19 pandemic and its impact; competition; our development of new technologies, products, and markets; our reliance on sales of our COVID-19 and influenza diagnostic tests; our reliance on a limited number of key distributors; acceptance of our products among physicians, healthcare providers, or other customers; the impact of third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials and other product and production components; costs and disruptions from failures in our information technology and storage systems; international risks, including compliance with product registration requirements and legal requirements, tariffs, currency exchange fluctuations, reduced protection of intellectual property rights, and taxes; worldwide economic, political, and social uncertainty; our development, acquisition, and protection of proprietary technology rights; intellectual property risks and third-party claims of infringement; loss of our Emergency Use Authorization from the U.S. Food and Drug Administration for our COVID-19 products; failures or delays in receiving regulatory approvals, clearances, or authorizations, the loss of previously received approvals, or other adverse actions by regulatory authorities; performance, timing, funding and compliance risks relating to government contracts; product defects; compliance with government regulations relating to the handling, storage, and disposal of hazardous substances; our ability to identify and successfully acquire and integrate potential acquisition targets; our need for additional funds to finance our capital or operating needs; failure to complete the proposed business combination transaction with Ortho on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory and stockholder approvals, the sanction of the High Court of Justice of England and Wales and satisfaction of other closing conditions to consummate the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed business combination transaction; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Quidel and Ortho generally. Additional risks and factors are identified under “Risk Factors” in the joint proxy statement/prospectus and in Quidel's Annual Report on Form 10-K filed on February 18, 2022 and subsequent reports filed with the Commission.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Neither Quidel nor Ortho undertakes an obligation to update any of the forward-looking information included in this press release, whether as a result of new information, future events, changed expectations or otherwise, except as required by law.

The City Code on Takeovers and Mergers
The City Code on Takeovers and Mergers does not apply to the proposed business combination.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended March 31,
Consolidated Statements of Operations:	2022	2021
Total revenues	$1,002,259	$375,338
Cost of sales	262,301	73,379
Gross profit	739,958	301,959
Research and development	26,368	23,304
Sales and marketing	65,388	34,233
General and administrative	24,508	19,507
Acquisition and integration costs	3,037	726
Total operating expenses	119,301	77,770
Operating income	620,657	224,189
Interest and other expense, net	29	2,382
Income before income taxes	620,628	221,807
Provision for income taxes	140,692	43,723
Net income	$479,936	$178,084

Basic earnings per share	$11.46	$4.19
Diluted earnings per share	$11.31	$4.09
Shares used in basic per share calculation	41,875	42,510
Shares used in diluted per share calculation	42,449	43,533

Gross profit as a % of total revenues	74%	80%
Research and development as a % of total revenues	3%	6%
Sales and marketing as a % of total revenues	7%	9%
General and administrative as a % of total revenues	2%	5%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$892,810	$237,670
Cardiometabolic Immunoassay	50,153	66,552
Molecular Diagnostic Solutions	45,989	60,263
Specialized Diagnostic Solutions	13,307	10,853
Total revenues	$1,002,259	$375,338

Condensed balance sheet data:	3/31/2022	12/31/2021
Cash and cash equivalents	$1,275,536	$802,751
Accounts receivable, net	$569,817	$377,969
Inventories	$181,388	$198,765
Total assets	$3,093,125	$2,430,374
Short-term debt	$255	$275
Long-term debt	$290	$361
Stockholders’ equity	$2,414,922	$1,929,362

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended March 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2022	2021	2022	2021	2022	2021	2022	2021

GAAP Financial Results	$739,958	$301,959	$620,657	$224,189	$479,936	$178,084	$11.31	$4.09

Adjustments:
Non-cash stock compensation expense	649	516	7,432	5,828	7,432	5,828
Amortization of intangibles	2,340	1,959	8,033	7,503	8,033	7,503
Amortization of debt issuance costs on credit facility					101	101
Non-cash interest expense for deferred consideration					982	1,451
Gain on other investments					(49)	—
Acquisition and integration costs			3,037	726	3,037	726
Foreign exchange (gain) loss					(383)	369
Income tax impact of adjustments (a)					(4,214)	(3,515)
Adjusted	$742,947	$304,434	$639,159	$238,246	$494,875	$190,547	$11.66	$4.38

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 22% for each of 2022 and 2021.